UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 23, 2010

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts	1-4347	06-0513860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On November 23, 2010, Rogers Corporation (the “Company”) entered into a $165 million, secured  revolving credit agreement (the “Credit Agreement”) with (i) JPMorgan Chase Bank, N.A. as administrative agent; (ii) HSBC Bank USA, National Association; (iii)RBS Citizens, National Association; (iv) Fifth Third Bank; and (v) Citibank, N.A.  JPMorgan Securities LLC and HSBC Bank USA, National Association acted as joint bookrunners and joint lead arrangers; HSBC Bank USA, National Association and RBS Citizens, National Association acted as co-syndication agents; and Fifth Third Bank and Citibank, N.A. acted as co-documentation agents.

The Credit Agreement provides for the extension of credit to the Company in the form of revolving loans, in multiple currencies, at any time and from time to time until the maturity of the Credit Agreement which is November 23, 2014.  The Company may borrow, prepay and re-borrow amounts under the Credit Agreement.  Borrowings may be used to finance working capital needs, for letters of credit and for the general corporate purposes of the Company or its subsidiaries in the ordinary course of business including the financing of permitted acquisitions (as defined in the Credit Agreement).

Borrowings under the Credit Agreement will bear interest based on one of two options.  Alternate base rate loans will bear interest that includes a base reference rate plus a spread of 1.00-1.75%, depending on leverage ratio.  The base reference rate will be the greater of (a) the prime rate, (b) federal funds effective rate plus 0.5%, and (c) adjusted 1-month London interbank offered (“LIBO”) rate plus 1.00%.  Eurocurrency loans will bear interest based on the adjusted LIBO rate plus a spread of 2.00-2.75%, depending on leverage ratio.

In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Agreement, the Company is required to pay a quarterly fee of 0.25% to 0.40% (based upon the Company’s leverage ratio) of the unused amount of the lenders’ commitments under the Credit Agreement.

The Credit Agreement contains customary representations and warranties of the Company for the benefit of the administrative agent and the lenders.  The Credit Agreement also contains customary affirmative and negative covenants as well as events of default.  Among other restrictions, the Company is restricted in its ability to pay dividends, incur additional debt, sell certain assets, and make capital expenditures, with certain exceptions.  The key financial covenants include a requirement for the Company to maintain, at the end of each fiscal quarter ending on or after December 31, 2010, a fixed charge coverage ratio of no less than 3.0 to 1.0 and a leverage ratio of no more than 2.50 to 1.0.   If an event of default occurs, the lenders may, among other things, terminate their commitments and declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees.

All amounts borrowed or outstanding under the Credit Agreement are due and mature on November 23, 2014, unless the commitments are terminated earlier either at the request of the Company or if certain events of default occur.  At November 23, 2010, no borrowings were outstanding under the Credit Agreement.

In connection with the Credit Agreement, the Company and its World Properties, Inc. subsidiary executed a Pledge and Security Agreement which granted to the administrative agent, on behalf of and for the benefit of the lenders, a security interest in many of their assets, including but not limited to receivables, equipment, intellectual property, inventory, stock in certain subsidiaries and real property, to secure the Company’s obligations under the Credit Agreement and related loan documents.

World Properties, Inc. entered into a Guaranty agreement (“Guaranty”) dated as of November 23, 2010, under which it agreed to guarantee the performance by the Company of its obligations under the Credit Agreement and related loan documents.

The administrative agent and some of the lenders under the Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including commercial banking, lending, cash management, financial advisory, foreign exchange, risk management, and other services.

Item 1.02     Termination of a Material Definitive Agreement.

Concurrently with entering into the Credit Agreement, the Company terminated its $50 million Multicurrency Revolving Credit Agreement with RBS Citizens, National Association, formerly known as Citizens Bank of Connecticut.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 “Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

	By:	/s/ Dennis M. Loughran
Dennis M. Loughran
Vice President, Finance and
Chief Financial Officer

Date: November 30, 2010